Exhibit 99.1

R.J. Reynolds Tobacco Company

P.O. Box 2959

Winston-Salem, NC 27102

Contact:	David Howard	RJRT 2012-05
(336) 741-3489

R.J. Reynolds Tobacco Company, other manufacturers reach

agreement in principle on Master Settlement Agreement payment disputes with states

WINSTON-SALEM, N.C., Dec. 18, 2012 — R.J. Reynolds Tobacco Company has reached an agreement in principle with 17 states, the District of Columbia and Puerto Rico to settle 10 years of claims related to the company’s Master Settlement Agreement (MSA) payments to the states. The settlement addresses claims relating to a downward adjustment to R.J. Reynolds’ annual MSA payment obligations known as the Non-Participating Manufacturer (NPM) Adjustment. The settlement resolves claims pertaining to payment years from 2003 through 2012, and puts in place a new method to determine future adjustments from 2013 forward as to states that join the agreement.

The agreement sets forth a sliding scale of financial recovery for R.J. Reynolds and the other Participating Manufacturers that depends on the level of state participation. Based on the 19 jurisdictions that have joined the agreement thus far, R.J. Reynolds will receive credits, currently estimated to be more than $1 billion, that will be applied to the company’s MSA payments over the next five years, for its claims relating to 2003 through 2012.

The agreement includes a mechanism that allows additional states to join under certain conditions. If additional states join the settlement, the amount R.J. Reynolds and the other Participating Manufacturers will recover under the settlement will increase, and the cost of the settlement to participating states could decrease.

The agreement in principle is set forth in a Term Sheet, which is available as an attachment to a filing with the Securities and Exchange Commission made today by Reynolds American Inc., the parent company of R.J. Reynolds. To become effective, the Term Sheet must be reviewed and approved by the Arbitration Panel that is currently in place to deal with the 2003 NPM Adjustment (and other NPM Adjustment-related matters). The parties will cooperate in the drafting and execution of a comprehensive final settlement agreement incorporating the provisions of the Term Sheet.

The current arbitration will proceed to its conclusion as to those contested states that have elected not to join the settlement agreement. Decisions as to these states are expected from the Arbitration Panel by the end of 2013.

“This settlement is a win-win proposition for both the joining states and R.J. Reynolds, and we hope that additional states will choose to participate,” said Martin L. Holton III, executive vice president and general counsel for R.J. Reynolds. “The company is able to receive significant value for injury its brands have suffered in the marketplace at the hands of manufacturers who are not subject to the obligations of the MSA. At the same time, the settlement will make available a significant amount of money for each state that joins the agreement. Perhaps most importantly, both sides can now move beyond this decade-long series of financial disputes that have distracted attention and consumed many resources for far too long.”

R.J. Reynolds Tobacco Company, an indirect subsidiary of Reynolds American Inc. (NYSE: RAI), is the second-largest tobacco company in the United States. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit http://TransformingTobacco.com.

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